EXHIBIT 10.31

Baxter International Inc. and Subsidiaries
Deferred Compensation Plan
(As Amended and Restated Effective January 1, 2021)

C E R T I F I C A T E

Baxter International, Inc., acting through a duly authorized member of the Baxter International Inc. Administrative Committee, as the duly authorized delegate of the Board of Directors, hereby adopts this amendment and restatement of the Baxter International Inc. and Subsidiaries Deferred Compensation Plan, effective January 1, 2021, in the form attached hereto.
Dated this 16th day of December, 2020.
Baxter International, Inc.
            By:
Sven Skillrud
Administrative Committee Member

TABLE OF CONTENTS

Article I — PURPOSE, EFFECTIVE DATE, EMPLOYER	1
1.1 Purpose.	1
1.2 Effective Date.	1
1.3 Employer.	1

Article II — DEFINITIONS	2
2.1 Accounts.	2
2.2 Administrative Committee.	2
2.3 Beneficiary.	2
2.4 Bonus.	2
2.5 Bonus Deferral.	2
2.6 Code.	2
2.7 Compensation.	2
2.8 Compensation Committee.	2
2.9 Deferral Election Form.	3
2.10 Distribution Election Form.	3
2.11 Eligible Employee.	3
2.12 Employer.	4
2.13 Employer Matching Contribution.	4
2.14 Employer Non-Matching Contribution.	4
2.15 Employer Transition Contribution.	4
2.16 Excess Matching Contribution.	4
2.17 Excess Non-Matching Contribution.	4
2.18 Excess Transition Contribution.	4
2.19 Participant.	4
2.20 Pay Deferral Contribution.	5
2.21 Plan Year.	5
2.22 Section 409A.	5
2.23 Termination of Employment.	5
2.24 Unforeseeable Emergency.	5
2.25 Vesting.	5

Article III — ELIGIBILITY FOR CONTRIBUTIONS AND DEFERRALS	6
3.1 Excess Matching Contributions.	6
3.2 Bonus Deferral Elections.	6
3.3 Pay Deferral Elections.	7
3.4 Somatogen Acquisition Deferral Election.	7
3.5 Discretionary Contributions.	7
3.6 Excess Non-Matching Contribution.	7
3.7 Contributions Following Military Service.	8
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3.8 Mid-Year Deferral Elections.	8
3.9 Gambro Plans.	9
3.10 Excess Transition Contributions.	9

Article IV — CREDITING OF ACCOUNTS	10
4.1 Crediting of Accounts.	10
4.2 Earnings.	10
4.3 Account Statements.	11
4.4 Vesting.	11

Article V — DISTRIBUTION OF BENEFITS	12
5.1 Distribution of Benefits.	12
5.2 Distribution.	12
5.3 Effect of Payment.	15
5.4 Taxation of Plan Benefits.	15
5.5 Withholding and Payroll Taxes.	16
5.6 Distribution Due to Unforeseeable Emergency.	16
5.7 Distribution Due to Inclusion in Taxable Income.	16
5.8 Distribution of De Minimis Amounts.	16
5.9 Correction of Errors.	17

Article VI — BENEFICIARY DESIGNATION	18
6.1 Beneficiary Designation.	18
6.2 Amendments to Beneficiary Designation.	18
6.3 No Beneficiary Designation.	18
6.4 Form of Payment to Beneficiary.	18

Article VII — ADMINISTRATION	19
7.1 Administrative Committee.	19
7.2 Administrative Committee Powers.	19
7.3 Effect of Administrative Committee Decisions.	20
7.4 Claims Procedure.	20
7.5 Action by Administrative Committee.	21
7.6 Indemnity.	21

Article VIII — AMENDMENT AND TERMINATION OF PLAN	22
8.1 Amendment.	22
8.2 Right to Terminate.	23
8.3 Payment at Termination.	23

Article IX — MISCELLANEOUS	24
9.1 Unfunded Plan.	24
9.2 Unsecured General Creditor.	24
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9.3 Nonassignability.	24
9.4 Not a Contract of Employment.	25
9.5 Protective Provisions.	25
9.6 Governing Law.	25
9.7 Severability.	25
9.8 Notice.	25
9.9 Successors.	26
9.10 Action by Baxter.	26
9.11 Effect on Benefit Plans.	26
9.12 Participant Litigation.	26

APPENDIX A PARTICIPATING EMPLOYERS	27

APPENDIX B SPECIAL DISTRIBUTION PROVISIONS APPLICABLE TO AMOUNTS TRANSFERRED FROM GAMBRO PLANS	28

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BAXTER INTERNATIONAL INC. AND SUBSIDIARIES
DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2021)
Article I — PURPOSE, EFFECTIVE DATE, EMPLOYER
1.1Purpose.
The Baxter International Inc. and Subsidiaries Deferred Compensation Plan (the “Plan”) has been adopted by Baxter International Inc. (“Baxter”). The Plan is intended to be an unfunded arrangement to provide deferred compensation for the benefit of a select group of management and highly compensated employees. The Plan is designed to enable eligible participants to defer compensation and receive matching contributions under the provisions of the Baxter International Inc. and Subsidiaries U.S. Retirement Savings Plan (“RSP”), a tax-qualified defined contribution plan, in excess of the limitations imposed by the Internal Revenue Code (“Code”). Baxter amended and restated the Plan effective January 1, 1998, in part to combine the Plan and the Baxter International Inc. and Subsidiaries Incentive Investment Excess Plan, and amended and restated the Plan again effective January 1, 2002, January 1, 2005, January 1, 2007, January 1, 2009, January 1, 2018, and January 5, 2018. The Plan is hereby further amended and restated effective January 1, 2021. Capitalized terms not defined in this Plan are deemed to have the meaning given them in the RSP.
1.2Effective Date.
The effective date of this restatement is January 1, 2021, except as otherwise provided herein; provided that any provision of the Plan that is required to be effective as of an earlier date in order to comply with Section 409A of the Code shall be effective as of such date.
1.3Employer.
The Plan is adopted for the benefit of a select group of management or highly compensated employees of Baxter or of any subsidiaries or affiliates of Baxter, as set forth below. The Plan may be adopted by any subsidiaries or affiliates of Baxter with the consent of the Administrative Committee. Participating Employers are listed on Appendix A as attached and updated from time to time.

Article II — DEFINITIONS
2.1Accounts.
Accounts mean the sum of the Participant’s Excess Matching Contribution Account balance, Bonus Deferral Account balance, Pay Deferral Account balance, and Deferred Compensation Account balance.
2.2Administrative Committee.
For purposes of the Plan, Administrative Committee has the same meaning as the Administrative Committee in the RSP.
2.3Beneficiary.
A Participant’s Beneficiary, as defined in Article VI, is the Beneficiary designated to receive the Participant’s Accounts, if any, from the Plan, upon the death of the Participant.
2.4Bonus.
The term Bonus means those bonuses that are included in the definition of Compensation in the RSP, and also includes any other bonuses which are approved by the Administrative Committee.
2.5Bonus Deferral.
The Bonus Deferral is the amount of the Participant’s Bonus which the Participant elected to defer and contribute to the Plan which, but for such election, would have otherwise been paid to him/her.
2.6Code.
The Code shall mean the Internal Revenue Code of 1986, as amended.
2.7Compensation.
For purposes of the Plan, Compensation has the same meaning as Compensation in the RSP without regard to Section 401(a)(17) of the Code, except that the Bonuses deferred under the Plan are included in Compensation in the Plan Year in which such amounts would be paid if they were not deferred and not in the Plan Year in which such amounts are actually paid. In no event shall Compensation include any amount payable after a Participant has terminated employment.
2.8Compensation Committee.
The Compensation Committee of the Board of Directors of Baxter.

2.9Deferral Election Form.
The form which a Participant must complete and return to the Administrative Committee or its designee, in accordance with the rules and procedures as may be established by the Administrative Committee, in order to elect to defer a portion of his or her Bonus into the Plan and to designate his or her Pay Deferral Election.
2.10Distribution Election Form.
The form which a Participant must complete and return to the Administrative Committee or its designee, in accordance with the rules and procedures as may be established by the Administrative Committee. This form is to be used by both (a) Participants who are not eligible to defer a portion of their Bonus or make a Pay Deferral Contribution to the Plan, and (b) Participants who are electing distributions with respect to a Deferred Compensation Account.
2.11Eligible Employee.
For any Plan Year, an Eligible Employee is a United States employee (or United States expatriate on assignment in another country) who:
(a)Is a previously identified eligible executive of Baxter or another Participating Employer or an individual who, receives or is designated to receive performance share units (“PSUs”) under Baxter’s shareholder-approved long-term incentive plan for the Plan Year for which deferrals relate, provided however that in the event an individual is permitted by the Administrator to make a deferral election for a Plan Year based upon his status as an individual designated to receive PSUs for a Plan Year but is not granted PSUs during such Plan Year, then such individual’s deferral election shall remain in effect for such Plan Year, but such individual shall not be considered an Eligible Employee for any subsequent Plan Year unless he independently satisfies the requirements of this Section 2.11(a) for such Plan Year;
(b)solely for purposes of Section 3.5, is designated by the Administrative Committee to be a Participant in the Plan and eligible to receive discretionary benefits under Section 3.5 of the Plan for the Plan Year, subject to the terms and conditions imposed by the Administrative Committee in accordance with Section 3.5;
(c)solely for purposes of Section 3.6, is eligible to receive an Employer Non-Matching Contribution into the RSP for the Plan Year and has Compensation for the Plan Year in excess of the limitations of Section 401(a)(17) of the Code. An Employee who has never previously been an Eligible Employee shall be treated as becoming an Eligible Employee on the last day of the first Plan Year in which he meets the requirements of this paragraph (c); or
(d)for Plan Years 2023 through 2027, and solely for purposes of Section 3.10, is eligible to receive an Employer Transition Contribution into the RSP for said Plan Year and has Compensation for the Plan Year in excess of the limitations of Section 401(a)(17) of the

Code and/or has Annual Additions into the RSP for said Plan Year in excess of the limitations of Section 415 of the Code. An Employee who has never previously been an Eligible Employee shall be treated as becoming an Eligible Employee on the last day of the first Plan Year in which he meets the requirements of this paragraph (d).
2.12Employer.
The term Employer means Baxter and any entity that is a member of a controlled group or affiliated service group that includes Baxter or is otherwise required to be considered as a single employer with Baxter under Section 414 of the Code. A “Participating Employer” is an Employer that has adopted the Plan for the benefit of its Eligible Employees as provided in Section 1.3, and a Non-Participating Employer is an Employer that is not a Participating Employer.
2.13Employer Matching Contribution.
The term Employer Matching Contribution has the same meaning in the Plan as it does in the RSP.
2.14Employer Non-Matching Contribution.
The term Employer Non-Matching Contribution has the same meaning in the Plan as it does in the RSP.
2.15Employer Transition Contribution.
The term Employer Transition Contribution has the same meaning in the Plan as it does in the RSP.
2.16Excess Matching Contribution.
The Excess Matching Contribution is the difference between the Employer Matching Contributions allocated to a Participant’s RSP Account during the Plan Year and the amount that would have been allocated if the limitations of Sections 415, 401(k), 402(g), 401(m) or 401(a)(17) of the Code were disregarded.
2.17Excess Non-Matching Contribution.
The Excess Non-Matching Contribution is described in Section 3.6 of the Plan.
2.18Excess Transition Contribution.
The Excess Transition Contribution is described in Section 3.10 of the Plan.
2.19Participant.
A Participant is any Eligible Employee who has an Account balance in the Plan.

2.20Pay Deferral Contribution.
The term Pay Deferral Contribution has the same meaning as Pay Deferral Contribution in the RSP. The Pay Deferral Contribution is the amount of the Participant’s Compensation, which the Participant elected to defer into the Plan which, but for such election, would have otherwise been paid to him/her.
2.21Plan Year.
The Plan Year is the calendar year.
2.21Section 409A.
Section 409A means Section 409A of the Code, as interpreted by Treasury Regulations or other authority issued thereunder.
2.23Termination of Employment.
For purposes of the Plan, Termination of Employment shall not be considered to have occurred until the Participant incurs a separation from service as defined in Treasury Regulations issued pursuant to Section 409A. The Participant will be considered to have separated from service as of the date it is reasonably anticipated that no further services will be performed by the Participant for any Participating Employer, or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of employment if the Participant has been employed for less than 36 months). For purposes of the preceding test, during any paid leave of absence the Participant shall be considered to have been performing services at the level commensurate with the amount of compensation received, and unpaid leaves of absence shall be disregarded.
2.24Unforeseeable Emergency.
A severe financial hardship resulting from a sudden or unexpected illness or accident of the Participant or one of his or her dependents, loss of the Participant’s property due to casualty or similar extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant, as determined by the Administrative Committee.
2.25Vesting.
For purposes of the Plan, Vesting has the same meaning as Vesting in the RSP.

Article III — ELIGIBILITY FOR CONTRIBUTIONS AND DEFERRALS
3.1Excess Matching Contributions.
The Excess Matching Contributions Account of an Eligible Employee who makes either a Bonus Deferral or Pay Deferral Election for a Plan Year shall be credited with Excess Matching Contributions equal to the lesser of the total amount deferred pursuant to Sections 3.2 and 3.3 for the Plan Year or three and one half percent (3.5%) of the excess of the Participant’s total Compensation for the Plan Year over the portion of the Participant’s Compensation taken into account under the RSP for the Plan Year.
3.2Bonus Deferral Elections.
An Eligible Employee for a Plan Year may elect to defer all or a portion of his or her Bonus for the Plan Year through the Plan until his or her Termination of Employment, or such other time as specified on his or her Deferral Election Form, by completing a Deferral Election Form in accordance with applicable rules and procedures established by the Administrative Committee. A Participant may elect to defer up to 100% of his or her Bonus, in whole percentages. Beginning January 1 of the year to which the Deferral Election Form applies, the Deferral Election Form is irrevocable, except as provided in Section 5.6. The Deferral Election Form must be filed in accordance with the rules established by the Administrative Committee, at the time set forth below:
(a)Deferral Election Forms must be filed prior before January 1 of the Plan Year in which the Bonus is earned, except as hereinafter provided.
(b)The Administrative Committee may permit an employee who becomes an Eligible Employee for the first time during a Plan Year to make an election to defer his or her Bonus for such Plan Year not more than 30 days after becoming an Eligible Employee, in accordance with Section 3.8, which Bonus Deferral Election shall apply only to the portion of the Bonus earned after the election is made. An Eligible Employee shall not be eligible to make the election within the first 30 days after becoming an Eligible Employee if the employee has been a participant (other than through accrual of earnings on amounts previously deferred) in any account balance deferred compensation arrangement sponsored by any Employer during the 24 month period prior to the date he or she becomes an Eligible Employee, unless the employee received a distribution of his or her entire balance in such plan during such 24 month period, and immediately prior to such distribution was not eligible to continue to participate in such plan.
(c)The Administrative Committee may also permit Eligible Employees to make an election to defer their Bonuses not later than six months prior to the end of the Bonus determination period, provided that the Administrative Committee determines that the Bonus satisfies the requirements for performance based compensation under Section 409A of the Code.

3.3Pay Deferral Elections.
An Eligible Employee may make a Pay Deferral Election under the Plan if he or she elects to defer a portion of his or her Compensation under the RSP for a Plan Year, and the amount of Compensation that he or she has elected to defer exceeds the amount that is permitted to be deferred under the RSP by reason of the annual contribution limit under Section 415 or 402(g) of the Code, or the fact that the Eligible Employee’s Compensation exceeds the annual limit under Section 401(a)(17) of the Code. A Pay Deferral Election shall be made by the last day of the Plan Year preceding the Plan Year to which it relates, in accordance with applicable rules and procedures established by the Administrative Committee, and shall thereafter be irrevocable (except as provided in Section 5.6), except that the Administrative Committee may permit an employee who first becomes an Eligible Employee during a Plan Year, and who meets the requirements of Section 3.2(b), to make a Pay Deferral Election in accordance with Section 3.8, which Pay Deferral Election shall apply prospectively only. Beginning with the 2021 Plan Year, an Eligible Employee may defer a different percentage of his or her Compensation under the Plan than the amount of Compensation that such Employee elects to defer under the RSP for a Plan Year.
3.4Somatogen Acquisition Deferral Election.
Any former employee of Somatogen, Inc. who became an employee of Baxter International Inc. as of the closing date of the merger agreement between Baxter and Somatogen and who completed a Special Deferral Enrollment Form shall have such form recognized as a valid election under the Plan. Deferrals authorized under this section shall be treated as deferrals authorized under Section 3.2 for purposes of accounting and distribution.
3.5Discretionary Contributions.
The Administrative Committee may, in its sole discretion, specify such additional amounts in the form of employer contributions to be credited to the Account of a Participant or another employee who is a member of a select group of management and highly compensated employees, subject to such terms and conditions as the Administrative Committee may establish. To the extent that the Administrative Committee exercises its discretionary authority under this Section 3.5, such exercise shall identify each Participant credited with such discretionary employer contributions, specify the Plan Year(s) for which contributions relate, and reflect any other limitations applicable with respect to such discretionary contributions, including any applicable Vesting requirements. Discretionary employer contributions authorized under this section shall be treated as deferrals authorized under Section 3.2 for purposes of accounting and distribution.
3.6Excess Non-Matching Contribution.
An Eligible Employee who (i) is eligible to receive an Employer Non-Matching Contribution into the RSP for the Plan Year, and (ii) has Compensation for the Plan Year in excess of the limitations of Section 401(a)(17) of the Code, shall receive an Excess Non-Matching Contribution equal to the Employer Non-Matching Contribution percentage in the RSP applied to the Eligible Employee’s Compensation in excess of the limitations of Section 401(a)(17) of the Code.
3.7Contributions Following Military Service.
A Participant who incurs a Termination of Employment, or a leave of absence, in order to serve in the armed forces of the United States, who is entitled to re-employment rights under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), and who is re-employed during the period in which such re-employment rights are protected, shall be entitled to increase the percentage of his or her Compensation subject to a Pay Deferral Election in order to make up the Pay Deferral Contributions missed during the period of military service, in accordance with rules established by the Administrative Committee in accordance with USERRA and Section 409A. Such a Participant shall also be entitled to receive the same amount of Excess Matching Contributions he or she would have received had the additional Pay Deferral Contributions been made during the period of military service. A Participant who is otherwise eligible for Excess Non-Matching Contributions and, effective January 1, 2023, Excess Transition Contributions, shall be entitled to receive the Excess Non-Matching Contributions and Excess Transition Contributions he or she would have received had he or she been employed at the same rate of Compensation during the period of military service, which shall be credited to the Deferred Compensation Account not later than 90 days after re-employment.
3.8Mid-Year Deferral Elections.
If a person becomes an Eligible Employee as defined in Section 2.11(a) during a plan, and such person has not been eligible to elect to defer compensation under this Plan or any other nonqualified deferred compensation maintained by any Employer for the period of twenty-four months ending on the date he becomes an Eligible Employee (or the period beginning on the date any balance in this Plan or any such other plan was distributed to him and ending on the date he becomes an Eligible Employee), such Eligible Employee may be eligible to make either a Pay Deferral Election or Bonus Deferral Election in accordance with this Section. After the Compensation Committee has identified the persons who have become Eligible Employees as defined in Section 2.11(a), the Administrative Committee shall establish a period during which such elections may be made, which election period shall end on or around June 1st of the Plan Year, unless otherwise determined by the Administrative Committee, and be no more than thirty (30) days in length. During such election period, each such Eligible Employee may make a Pay Deferral Election that will apply to all Compensation earned during such Plan Year commencing with such specified payroll period. During such period, each such Eligible Employee may also make a Bonus Deferral Election for his/her Bonus for such Plan Year, provided that, unless such election is also permissible pursuant to Section 3.2(c), the portion of his/her Bonus deferred shall not exceed a fraction, the numerator of which is the number of days in the Plan Year commencing with the first day of the specified payroll period and the denominator of which is the total number of days in the Plan Year. The Administrative Committee may also permit other deferral elections to be made in the Plan Year during which a person first becomes an Eligible Employee in accordance with Treasury Regulation Section 1.409A-2(a)(7).

3.9Gambro Plans.
Effective as of January 1, 2015, the Plan assumed the liability to pay all compensation deferred as of such date pursuant to the Gambro Renal Products, Inc., Executive Retirement Plan and the Gambro Renal Products, Inc. Voluntary Deferral Plan (collectively the “Gambro Plans”). A separate Gambro Plan Account was established for each Employee who had an account in either of the Gambro Plans on December 31, 2014, and each such Employee shall be considered a Participant with respect to such Gambro Plan Account, regardless of whether he is otherwise an Eligible Employee, but shall be eligible to be credited with further deferrals and allocations of Employer contributions only if he otherwise satisfies the requirements of the Plan. Anything else contained in the Plan to the contrary notwithstanding, all Gambro Plan Account balances shall be distributed only at the time and in the manner provided in the applicable Gambro Plan, as summarized in Appendix B, and no change to the time or form of distribution shall be made by reason of the assumption by the Plan of the balances under the Gambro Plans, except as otherwise determined by the Administrative Committee and to the extent permitted by Section 409A. Commencing with 2015, the earnings on the Gambro Plan Accounts were determined under Section 4.2, subject to such transitional procedures as the Administrative Committee. A Participant’s Beneficiary with respect to his Gambro Plan Account shall be the person designed as beneficiary pursuant to the applicable Gambro Plan until changed by the Participant in accordance with the Plan.
3.10Excess Transition Contributions.
For Plan Years 2023 through 2027, an Eligible Employee who is eligible to receive an Employer Transition Contribution into the RSP for the Plan Year shall receive an Excess Transition Contribution equal to the difference between the Employer Transition Contribution allocated to the Eligible Employee’s RSP Account during the Plan Year and the amount that would have been allocated if the limitations of Sections 415 or 401(a)(17) of the Code were disregarded.

Article IV — CREDITING OF ACCOUNTS
4.1Crediting of Accounts.
A.Excess Matching Contribution Account. An account equal to the Excess Matching Contributions, if any, of each Participant made for Plan Years prior to 2002, as adjusted for investment return under Section 4.2 and distributions under Article V.
B.Bonus Deferral Account. An account equal to the Bonus Deferrals, if any, of each Participant made for Plan Years prior to 2002, as adjusted for investment return under Section 4.2 and distributions under Article V.
C.Pay Deferral Account. An account equal to the Pay Deferral Contributions of each Participant made for Plan Years prior to 2002, as adjusted for investment return under Section 4.2 and distributions under Article V.
D.Deferred Compensation Account. An account equal to the Excess Matching Contributions, Pay Deferral Contributions, Bonus Deferrals, Excess Non-Matching Contributions and Excess Transition Contributions made for the 2002 Plan Year and thereafter, as adjusted for investment return under Section 4.2 and distributions under Article V.
Notwithstanding the foregoing provisions of this Section 4.1, if elected by the Participant in accordance with rules established by the Administrative Committee, the Participant may elect to have his or her Excess Matching Contributions, Pay Deferral Contributions, and Bonus Deferrals made for the 2001 Plan Year, if any, credited to his or her Deferred Compensation Account under paragraph D, instead of to the Excess Matching Contribution Account, Bonus Deferral Account and Pay Deferral Account described in paragraphs A, B and C.
Further, effective January 1, 2002, notwithstanding the forgoing provisions of this Section 4.1, if elected by the Participant in accordance with rules established by the Administrative Committee, the Participant may make a one-time election to have amounts credited to his or her Excess Matching Contribution Account, Bonus Deferral Account and Pay Deferral Account credited to his or her Deferred Compensation Account under paragraph D, provided however, that such election is made prior to 2002 and such amounts are not scheduled to be distributed in 2001.
4.2Earnings.
Each Participant’s Accounts will be adjusted for investment return, on a daily basis, in accordance with the following provisions of this Section 4.2:
A.Amounts in a Participant’s Excess Matching Account, Bonus Deferral Account, and Pay Deferral Account will be credited with earnings at a rate determined by the Administrative Committee from time to time. Until the Administrative Committee determines otherwise, such earnings will be credited at the same rate as the Stable Income Fund in the RSP.

B.Amounts in a Participant’s Deferred Compensation Account shall be adjusted upward or downward to reflect the investment return that would have been realized had such amounts been invested in one or more investments selected by the Participant from among the assumed investment alternatives designated by the Administrative Committee for use under the Plan. On a daily basis, or at such other times as the Administrative Committee may permit, Participants may change the assumed investment alternatives in which their Deferred Compensation Account will be deemed invested for such Plan Year. Participant elections of assumed investment alternatives shall be made at the time and in the form determined by the Administrative Committee and shall be subject to such other restrictions and limitations as the Administrative Committee shall determine. In the event that a Participant fails to make an investment election, his or her Deferred Compensation Account shall be credited with earnings in the same manner as provided in paragraph A above.
4.3Account Statements.
Account Statements will be generated in such form and at such intervals as the Administrative Committee may determine and transmitted to each Participant as soon as administratively feasible. Account Statements will reflect all Account activity during the reporting period, including Account contributions, distributions and earnings credits.
4.4Vesting.
Subject to Sections 9.1 and 9.2, and any Vesting requirements specified by the Administrative Committee with respect to Discretionary Contributions, a Participant is always 100% Vested in his or her Accounts in the Plan at all times; provided, however, that if a Participant who incurs a Termination of Employment is not 100% Vested in his or her Employer Non-Matching Contribution Account in the RSP, the portion of his or her Deferred Compensation Account attributable to Excess Non-Matching Contributions and the earnings thereon shall be forfeited, and no Participating Employer shall have any obligation to the Participant with respect to such portion.

Article V — DISTRIBUTION OF BENEFITS
5.1Distribution of Benefits.
Subject to Section 5.2, distribution of a Participant’s Accounts, if any, will commence in accordance with the Participant’s Distribution Election Form or Deferral Election Form as soon as administratively feasible after the Participant’s Termination of Employment. Any spousal consent requirements under the RSP will not apply to distributions under the Plan.
Anything else in this Plan to the contrary notwithstanding, effective October 22, 2004, (i) in no event shall the distribution of any Account be accelerated to a time earlier than which it would otherwise have been paid, whether by amendment of the Plan, exercise of the Administrative Committee’s discretion, or otherwise, except as permitted by Treasury Regulations issued pursuant to Section 409A, and (ii) in the event that the Administrative Committee, in its sole discretion, determines that any time or form of distribution provided for in the Plan, or the existence of a right to elect a different time or form of distribution, would cause the Plan to fail to meet the requirements of Section 409A, or otherwise cause Participants to be subject to any adverse federal income tax consequences, the Administrative Committee shall amend the Plan to modify or remove the form of distribution or election right. The distribution restrictions under Section 409A shall apply to Participant’s entire account balances under the Plan, whether deferred before or after January 1, 2005.
5.2Distribution.
A.Deferral Election Form. A Participant’s Excess Matching Contribution Account, Bonus Deferral Account and Pay Deferral Account will be paid in accordance with the form of payment designated in the Participant’s Deferral Election Form. The Deferral Election Form shall not be used to elect forms of distribution with respect to deferrals for Plan Years after 2001 (or 2000, with respect to a Participant electing to have his or her deferrals credited to the Deferred Compensation Account for Plan Year 2000 under Section 4.1).
B.Distribution Election Form — Termination of Employment. A Participant’s Deferred Compensation Account and, if the Participant is not eligible for Pay Deferrals or Bonus Deferrals, his or her Excess Matching Contribution Account, will be paid after the Participant’s Termination of Employment, in accordance with the form of payment designated in such Participant’s Distribution Election Form. Distribution Election Forms shall be filed in accordance with rules established by the Administrative Committee, subject to the following:
(a)Prior to January 1, 2007, only one Distribution Election Form could be submitted with respect to distribution of a Participant’s Deferred Compensation Account following Termination of Employment. Any such Distribution Election Form filed prior to January 1, 2007, shall remain in effect shall apply to the Participant’s entire Deferred Compensation Account (and Excess Matching Contribution Account if applicable) balance at his or her Termination of Employment.

(b)Effective January 1, 2007, a Participant who had not previously been described in subparagraph (c) was permitted to submit a Distribution Election Form at the time he or she first makes a Bonus Deferral or Pay Deferral Election pursuant to Section 3.2 or 3.3. Except as otherwise provided in subparagraphs (c) and (d) below, only one Distribution Election Form was permitted to be filed, which shall apply to the Participant’s entire Deferred Compensation Account balance at his or her Termination of Employment. A Distribution Election Form must be filed by the end of the period for making the Participant’s first Bonus Deferral or Pay Deferral Election, and if the Participant failed to file a Distribution Election Form at such time his or her entire Deferred Compensation Account balance shall be distributed in a lump sum at his or her Termination of Employment, or in accordance with a Distribution Election Form previously filed pursuant to subparagraph (c) if applicable.
(c)An Employee who first becomes an Eligible Employee pursuant to Section 3.5, or 3.6 shall be permitted to file a Distribution Election Form not later than 30 days after his or her first day of eligibility. Except as provided in the following sentence, only one Distribution Election Form is permitted to be filed, which shall apply to the Participant’s entire Deferred Compensation Account balance at his or her Termination of Employment, and if the Participant fails to file a Distribution Election Form at such time, then his or her entire Deferred Compensation Account balance shall be distributed in a lump sum at his or her Termination of Employment. Notwithstanding the foregoing, if such a Participant subsequently became eligible to make a Bonus Deferral or Pay Deferral Election, he or she shall be permitted to file a new Distribution Election Form pursuant to subparagraph (b) above or (d) below. In such event, the portion of the Participant’s Deferred Compensation Account that represents amounts credited to the Deferred Compensation Account under all provisions of Article III beginning with the first Plan Year to which the Bonus Deferral or Pay Deferral Election applies (and all earnings thereon) shall be distributed in accordance with such Distribution Election Form, and the remaining portion of the Deferred Compensation Account shall continue to be governed by this subparagraph (c).
(d)Effective beginning with the 2021 Plan Year, an Eligible Employee pursuant to Sections 3.1, 3.2, or 3.3 above may file a Distribution Election Form with respect to a single Plan Year, pursuant to which the portion of the Participant’s Deferred Compensation Account that represents amounts credited to the Deferred Compensation Account with respect to that Plan Year shall be distributed in accordance with the Distribution Election Form specific to such Plan Year. Such Distribution Election Forms must be filed by the end of the period for making the Participant’s Bonus Deferral or Pay Deferral Election. For the avoidance of doubt, an Employee who becomes an Eligible Employee only pursuant to Section 3.5, or 3.6 shall only be permitted to file a Distribution Election Form as described in Section 5.2(c), which shall apply to the Participant’s entire Deferred

Compensation Account unless and until the Participant makes a Bonus Deferral or Pay Deferral Election.
C.Forms of Distribution. The forms of distribution are:
(a)a lump sum payment, or
(b)annual installments of at least 2 years, but not to exceed 15 years.
If annual installments are elected, the amount of each installment will be equal to the remaining balance in the Participant’s Account prior to payment of the installment, divided by the remaining number of installments to be paid (including the installment being calculated). If a lump sum payment is elected, or is default to as a form of distribution as provided for below, the amount of the lump sum shall be equal to the balance in the Participant’s Account prior to the payment of the lump sum.
Except as provided below, lump sum payments will be paid, and annual installments will commence, in the first quarter of the Plan Year as specified in the Participant’s Deferral Election Form or Distribution Election Form (or, if the Distribution Election Form provides for payments following a Termination of Employment, in the first quarter of the Plan Year following the Plan Year in which the Termination of Employment occurs). Subsequent installments will be paid annually in the first quarter of subsequent Plan Years. In the case of installment payments which commenced prior to January 1, 2007, the installment that would otherwise have been paid in the third quarter of 2007 shall be paid in the first quarter, and all installments shall thereafter be paid in the first quarter of subsequent years.
If a Participant does not elect a form of distribution by the time the Deferral Election Form or the Distribution Election Form is required to be completed, the Participant’s election will default to a lump sum payment in the first quarter of the Plan Year following the Plan Year in which the Participant incurs a Termination of Employment.
D.Special Rules. Notwithstanding the foregoing:
(a)A Participant whose Accounts under the Plan total less than $50,000 as of the last day of the Plan Year in which he or she incurs a Termination of Employment will receive lump sum payment of his or her Accounts in the first quarter of the Plan Year following the Plan Year in which the Participant incurs a Termination of Employment. Such lump sum payment shall be equal to the balance in the Participant’s account prior to the payment of the lump sum.
(b)If a Participant who has made a Bonus Deferral election for a Plan Year incurs a Termination of Employment during the Plan Year, but is still eligible for a Bonus for the Plan Year, the deferred portion of his or her Bonus shall be distributed during March of the subsequent year, regardless of the form of distribution otherwise elected, and shall not be taken into account in determining whether the

Participant’s Account Balance is less than $50,000. Such amount shall not be credited with any earnings unless paragraph (c) applies.
(c)Anything else contained herein to the contrary notwithstanding, in no event shall any payment of a benefit made in connection with the Termination of Employment of a “specified employee”, as hereinafter defined, be made until at least six months following such Termination of Employment, and any amounts that would otherwise have been paid during such six month period shall be accumulated and paid in a lump sum, without interest, on the first business day following the expiration of such period. For purposes of this Plan, the term “specified employee” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(i), using the safe harbor definition of compensation contained in Treasury Regulation Section 1.415(c)-2(d)(4) (compensation required to be reported on Form W-2 plus elective deferrals) and excluding compensation paid to a nonresident alien that is not effectively connected with the conduct of a trade or business within the United States shall be excluded. Unless determined otherwise in accordance with Section 409A, the status of Participants as specified employees shall be determined as of December 31 of each year, and if a Participant is determined to be a specified employee on any December 31, the delayed payment terms described above shall apply if and only if he incurs a Termination of Employment at any time during the twelve month period commencing on the following February 1.
5.3Effect of Payment.
Payment to the person or trust reasonably and in good faith determined by the Administrative Committee to be the Participant’s Beneficiary will completely discharge any obligations Baxter or any other Employer may have under the Plan. If a Plan benefit is payable to a minor or a person declared to be incompetent or to a person the Administrative Committee in good faith believes to be incompetent or incapable of handling the disposition of property, the Administrative Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor and such decision by the Administrative Committee is binding on all parties. The Administrative Committee may initiate whatever action it deems appropriate to ensure that benefits are properly paid to an appropriate guardian.
The Administrative Committee may require proof of incompetence, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution will completely discharge the Administrative Committee and the Employer from all liability with respect to such benefit.
5.4Taxation of Plan Benefits.
It is intended that each Participant will be taxed on amounts credited to him or her under the Plan at the time such amounts are received, and the provisions of the Plan will be interpreted consistent with that intention.

5.5Withholding and Payroll Taxes.
Baxter will withhold from payments made hereunder any taxes required to be withheld for the payment of taxes to the Federal, or any state or local government.
5.6Distribution Due to Unforeseeable Emergency.
Upon written request of a Participant and the showing of Unforeseeable Emergency, the Administrative Committee may authorize distribution of all or a portion of the Participant’s Accounts, and or the acceleration of any installment payments being made from the Plan, but only to the extent reasonably necessary to relieve the Unforeseeable Emergency, taking into account the tax imposed on such distribution. In any event, payment may not be made to the extent such Unforeseeable Emergency is or may be satisfied through reimbursement by insurance or otherwise, including, but not limited to, liquidation of the Participant’s assets, to the extent that such liquidation would not in and of itself cause severe financial hardship. If a Participant has an Unforeseeable Emergency, the Participant’s Pay Deferral Election and Bonus Deferral Election, if any, shall be revoked for the Plan Year (and no subsequent Pay Deferral or Bonus Deferral may be made for the same Plan Year), and the additional income resulting from such revocation shall be taken into account in determining the amount of distribution reasonably necessary to relieve the Unforeseeable Emergency. A Participant shall not be required to take any hardship withdrawal or loan to which he is entitled under the RSP or any other tax qualified retirement plan as a condition of receiving a distribution pursuant to this Section 5.6, but if a Participant receives a hardship withdrawal from the RSP or any other tax-qualified 401(k) plan maintained by an Employer and the terms of such plan require a suspension of the Participant’s deferrals for six months following the date of the distribution, then the Participant’s Deferral Elections shall be permanently revoked with respect to any compensation paid or payable to the Participant during such six month period.
5.7Distribution Due to Inclusion in Taxable Income.
In the event that any portion of a Participant’s Account is included in his or her taxable income prior to distribution pursuant to Section 409A, the amount so included shall be distributed to the Participant as soon as administratively possible.
5.8Distribution of De Minimis Amounts.
The Administrative Committee may at any time direct that the entire balance of a Participant’s Account be distributed to the Participant in full liquidation of his or her benefit under the Plan; provide that the Participant’s entire account balance in all other separate account nonqualified deferred compensation plans maintained by any Employer is also distributed at the same time, and that the total amount so distributed (including all such other plans) does not exceed the limit in effect under Section 402(g) of the Code at the time of the distribution.

5.9Correction of Errors.
The Administrative Committee shall have the authority to correct any error in the calculation of a Participant’s Account or the amount distributed to a Participant, regardless of the reason for the error and regardless of whether distribution of the Account has commenced. By his participation in the Plan and acceptance of benefits hereunder, each Participant agrees that he will promptly repay to the Plan any payment that exceeds the amount to which he was entitled under the Plan (an “excess payment”), and will hold any excess payment, and any proceeds of any excess payment, or property acquired with any excess payment, in trust for the benefit of the Plan, which trust shall remain in effect, and shall continue to apply to any excess payment, proceeds or other property even if transferred to a third party, until the total amount of the excess payment has been repaid to the Plan. The Administrative Committee may, on behalf of the Plan, commence an action to enforce such trust, or take any other available action in law or equity, including setting off any other amount owed to the Participant, to recover such excess payment.

Article VI — BENEFICIARY DESIGNATION
6.1Beneficiary Designation.
Each Participant has the right to designate one or more persons or trusts as the Participant’s Beneficiary, primary as well as secondary, to whom benefits under this Plan will be paid in the event of the Participant’s death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation will be in a written form prescribed by the Administrative Committee and will be effective only when filed with the Administrative Committee during the Participant’s lifetime.
6.2Amendments to Beneficiary Designation.
Any Beneficiary designation may be changed by a Participant without the consent of any Beneficiary by the filing of a new Beneficiary designation with the Administrative Committee. Filing a Beneficiary designation as to any benefits available under the Plan revokes all prior Beneficiary designations effective as of the date such Beneficiary designation is received by the Administrative Committee. If a Participant’s Accounts are community property, any Beneficiary designation will be valid or effective only as permitted under applicable law.
6.3No Beneficiary Designation.
In the absence of an effective Beneficiary designation, or if all Beneficiaries predecease the Participant, the Participant’s estate will be the Beneficiary. If a Beneficiary dies after the Participant and before payment of benefits under this Plan has been completed, and no secondary Beneficiary has been designated to receive such Beneficiary’s share, the remaining benefits will be payable to the Beneficiary’s estate.
6.4Form of Payment to Beneficiary.
The Account of a Participant who dies prior to Termination of Employment shall be paid to his or her Beneficiary in a single lump sum as soon as administratively feasible following the date of death, regardless of the form of payment elected by the Participant The Account of a Participant who dies after Termination of Employment, but before his or her Account has been fully distributed, shall be distributed in the same manner and at the same time as it would have been distributed to the Participant, except that the six month delay in distributions to a specified employee pursuant to the last paragraph of Section 5.2 shall not apply to the Beneficiary of a specified employee who dies during the six month period following his or her Termination of Employment.

Article VII — ADMINISTRATION
7.1Administrative Committee.
The Plan is administered by the Administrative Committee, which is the Plan Administrator for purposes of Section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Baxter has appointed the members of the Administrative Committee to administer the Plan. Members of the Administrative Committee may be Participants in the Plan.
7.2Administrative Committee Powers.
The Administrative Committee has such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers, rights and duties:
(a)Interpretation of Plan. The Administrative Committee has the full discretionary power, right and duty to construe, interpret and enforce the Plan provisions and to determine all questions arising under the Plan including, but not by way of limitation, questions of Plan participation, eligibility for Plan benefits and the rights of employees, Participants, Beneficiaries and other persons to benefits under the Plan and to determine the amount, manner and time of payment of any benefits hereunder;
(b)Plan Procedures. The Administrative Committee has the full discretionary power, right and duty to adopt procedures, rules, regulations and forms to be followed by employees, Participants, Beneficiaries and other persons or to be otherwise utilized in the efficient administration of the Plan which may alter any procedural provision of the Plan without the necessity of an amendment, and which procedures may provide for any election or consent to be made (including without limitation the filing of a Deferral Election Form or Distribution Election Form), or any other action to be taken (including without limitation filing claims and requesting review of denied claims), by electronic mail, internet website, telephone or voice response system or other electronic method to the extent permitted by applicable law;
(c)Benefit Determinations. The Administrative Committee has the power, right and duty to make determinations as to the rights of employees, Participants, Beneficiaries and other persons to benefits under the Plan and to afford any Participant or Beneficiary dissatisfied with such determination with rights pursuant to a claims procedure adopted by the Committee; and
(d)Allocation of Duties. The Administrative Committee is empowered to employ agents (who may also be employees of Baxter) and to delegate to them any of the administrative duties imposed upon the Administrative Committee or Baxter.
(e)Plan Amendments. The Administrative Committee is empowered to amend the Plan as provided in Section 8.1(b).

7.3Effect of Administrative Committee Decisions.
Any ruling, regulation, procedure or decision of the Administrative Committee will be conclusive and binding upon all persons affected by it. There will be no appeal from any ruling by the Administrative Committee, which is within its authority, except as provided in Section 7.4 below. When making a determination or a calculation, the Administrative Committee will be entitled to rely on information supplied by any Employer, accountants and other professionals including, but not by way of limitation, legal counsel for Baxter or any Employer.
7.4Claims Procedure.
Each person entitled to benefits under the Plan (the “Applicant”) must submit a written claim for benefits to the Administrative Committee. Such claim shall be filed not more than one year after the Applicant knows, or with the exercise of reasonable diligence would know, if the basis for the claim. A formal claim shall not be required for the distribution of a Participant’s Accounts in the ordinary course of business, but in any case a claim that relates to a dispute over the amount of a distribution shall be filed not more than one year after the distribution is paid. The Administrative Committee may, in its sole discretion (and notwithstanding the first sentence of Section 7.3) accept a claim that is filed late if it determines that special circumstances warrant acceptance of the claim.
If a claim for benefits by the Applicant is denied, in whole or in part, the Administrative Committee, or its delegate, shall furnish the Applicant within 90 days after receipt of such claim, a written notice which specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary, and explains the claim review procedures of this Section 7.4. Such notice will further describe that the Applicant has a right to bring a civil action under Section 502 of ERISA if his or her claim is denied after an appeal and review. The 90 day period may be extended by up to an additional 90 days if special circumstances required, in which event the Applicant shall be notified in writing by the end of the initial 90 day period of the reason for the extension and an estimate of when the claim will be processed.
Any Applicant whose claim is denied under the provisions described above, or who has not received from the Administrative Committee a response to his or her claim within the time periods specified in the provisions described above may request a review of the denied claim by written request to the Administrative Committee within 60 days after receiving notice of the denial. If such a request is made, the Administrative Committee shall make a full and fair review of the denial of the claim and shall make a decision not later than 60 days after receipt of the request, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case a decision shall be made as soon as possible but not later than 120 days after receipt of the request for review, and written notice of the reason for the extension and an estimate of when the review will be complete shall be given to the Applicant before the commencement of the extension. The decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based. Such notice will further describe that the Applicant has a right to bring a civil action under Section 502 of ERISA.
No person entitled to benefits under the Plan shall have any right to seek review of a denial of benefits, or to bring any action to enforce a claim for benefits, in any court or administrative agency prior to his or her filing a claim for benefits and exhausting all of his or her rights under this Section 7.4, or more than 180 days after he receives the Administrative Committee’s decision on review of the denial of his or her claim. Although not required to do so, an Applicant, or his or her representative, may choose to state the reason or reasons he believes he is entitled to benefits, and may choose to submit written evidence, during the initial claim process or review of claim denial process. However, failure to state any such reason or submit such evidence during the initial claim process or review of claim denial process, shall permanently bar the Applicant, and his or her successors in interest, from raising such reason or submitting such evidence in any forum at any later date. An Applicant whose claim is denied initially or on review is entitled to receive, on request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such claim for benefits.
7.5Action by Administrative Committee.
Action by the Administrative Committee will be subject to the following special rules:
(a)Meetings and Documents. The Administrative Committee may act by meeting or by document signed without meeting and documents may be signed through the use of a single document or concurrent documents.
(b)Action by Majority. The Administrative Committee will act by a majority decision which action will be as effective as if such action had been taken by all Administrative Committee members, provided that by majority action one or more Administrative Committee members or other persons may be authorized to act with respect to particular matters on behalf of all Administrative Committee members.
(c)Resolving Deadlocks. If there is an equal division among the Administrative Committee members with respect to any question a disinterested party may be selected by a majority vote to decide the matter. Any decision by such disinterested party will be binding.
7.6Indemnity.
To the extent permitted by applicable law and to the extent that they are not indemnified or saved harmless under any liability insurance contracts, any present or former Administrative Committee members, officers, or directors of Baxter, the Employers or their subsidiaries or affiliates, if any, will be indemnified and saved harmless by the Employers from and against any and all liabilities or allegations of liability to which they may be subjected by reason of any act done or omitted to be done in good faith in the administration of the Plan, including all expenses reasonably incurred in their defense in the event that Baxter fails to provide such defense after having been requested in writing to do so.

Article VIII — AMENDMENT AND TERMINATION OF PLAN
8.1Amendment.
(a)The Compensation Committee may amend the Plan at any time, except that no amendment will decrease or restrict the Accounts of Participants and Beneficiaries at the time of the amendment. Baxter’s authority to amend the Plan has been delegated to the Administrative Committee to the extent provided in Section 8.1(b). The authority to amend the Plan in any respect (whether or not such amendment is within the authority delegated to the Administrative Committee) may also be exercised by the Board of Directors, the Compensation Committee or any other person to whom the Board or Compensation Committee delegates such authority.
(b)The Administrative Committee has been delegated the authority to adopt any amendments to the Plan as the Administrative Committee may determine to be necessary or appropriate, except that no amendment shall be made to any Plan without approval of the Compensation Committee unless the Administrative Committee determines that such amendment will not significantly change the overall level of benefits provided by such Plan; significantly change the requirements for eligibility for participation in the Plan; or add any material new benefit that would significantly increase the cost of the Plan. In illustration but not limitation of the foregoing, the Administrative Committee is authorized to adopt any amendment to a Plan that it determines to be:
(i)an amendment that provides for the Plan to be adopted by any business entity acquired by Baxter, including providing any special rules applicable to the employees of such business entity;
(ii)an amendment that the Administrative Committee determines to be of an administrative, ministerial or technical nature only;
(iii)an amendment that the Administrative Committee determines to be necessary or appropriate to carry out any amendment approved by, or other resolution adopted by, the Board;
(iv)an amendment that the Administrative Committee determines to be necessary or appropriate to comply with any applicable law, or necessary to conform the terms of the Plan to established administrative practices or procedures; or
(v)an amendment that the Administrative Committee determines to be necessary or appropriate to clarify or to resolve any inconsistency or ambiguity in the terms of the Plan.
The adoption by the Administrative Committee of any amendment to the Plan shall constitute conclusive evidence that the Administrative Committee has determined such amendment to be authorized under the terms of the foregoing resolution, which determination shall be conclusive and binding on all employees, participants, beneficiaries and other persons claiming any benefit under the Plan.
8.2Right to Terminate.
The Compensation Committee may at any time terminate the Plan. Any Employer may terminate its participation in the Plan by notice to Baxter. The Plan may also be terminated with respect to a group of Eligible Employees only (including Participants who are Eligible Employees solely by reason of Section 3.1), and the provisions of Section 8.3 shall apply to such group of Eligible Employees only.
8.3Payment at Termination.
If the Plan is terminated all Accounts shall continue to be held and distributed in accordance with the terms of the Plan; provided that the Administrative Committee may, to the extent permitted under Section 409A, provide for the immediate distribution of Accounts.

Article IX — MISCELLANEOUS
9.1Unfunded Plan.
This Plan is intended to be an unfunded retirement plan maintained primarily to provide retirement benefits for a select group of management or highly compensated employees. All credited amounts are unfunded, general obligations of the appropriate Employer. This Plan is not intended to create an investment contract, but to provide retirement benefits to eligible employees who participate in the Plan. Eligible employees are members of a select group of management or are highly compensated employees, who, by virtue of their position with an Employer, are uniquely informed as to such Employer’s operations and have the ability to affect materially Employer’s profitability and operations. The Administrative Committee, but shall not be obligated to, establish one or more trusts of the type commonly referred to as “rabbi trusts” and cause funds representing all or a portion of the amounts deferred under the Plan to be deposited in such trusts, provided that the terms of such trusts provide that, upon the insolvency of the an Employer, the funds held in such trusts are subject to the claims of the Employer’s creditors, in accordance with applicable Internal Revenue Service guidance. The Administrative Committee may cause Baxter to assume the obligations of the employer under any such trust previously established with respect to either or both of the Gambro Plans, and such trust shall be treated as a trust established pursuant to this Section 9.1 in accordance with its terms. The Administrative Committee may, on behalf of Baxter, enter into agreements establishing any such trusts, amend or terminate such trusts, and remove or replace the trustees of such trusts, including any trusts established under the Gambro Plans, in accordance with their terms.
9.2Unsecured General Creditor.
In the event of an Employer’s insolvency, Participants and their Beneficiaries, heirs, successors and assigns will have no legal or equitable rights, interest or claims in any property or assets of such Employer, nor will they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by such Employer (the “Policies”), or any trust established pursuant to Section 9.1, greater than those of any other unsecured general creditors. In that event, any and all of the Employer’s assets and Policies will be, and remain, the general, unpledged, unrestricted assets of Employer. Employer’s obligation under the Plan will be merely that of an unfunded and unsecured promise of Employer to pay money in the future.
9.3Nonassignability.
Neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Nothing contained herein will preclude an Employer from offsetting any amount owed to it by a Participant against payments to such Participant or his or her Beneficiary.
9.4Not a Contract of Employment.
The terms and conditions of this Plan will not be deemed to constitute a contract of employment between a Participant and such Participant’s Employer, and neither the Participant nor the Participant’s Beneficiary will have any rights against such Participant’s Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan is deemed to give a Participant the right to be retained in the service of his or her Employer or to interfere with the right of such Employer to discipline or discharge him or her at any time.
9.5Protective Provisions.
A Participant will cooperate with Baxter by furnishing any and all information requested by Baxter, in order to facilitate the payment of benefits hereunder.
9.6Governing Law.
The provisions of this Plan will be construed and interpreted according to the laws of the State of Illinois (without regard to any state’s conflict of laws principles), to the extent not preempted by ERISA.
9.7Severability.
In the event any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity will not affect the remaining parts of the Plan, but the Plan will be construed and enforced as if the illegal or invalid provision had never been inserted, and Baxter will have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan, including, but not by way of limitation, the opportunity to construe and enforce the Plan as if such illegal and invalid provision had never been inserted herein.
9.8Notice.
Any notice or filing required or permitted to be given to Baxter or the Administrative Committee under the Plan will be sufficient if in writing and hand delivered, or sent by registered or certified mail to any member of the Administrative Committee, or to Baxter’s Chief Financial Officer and, if mailed, will be addressed to the principal executive offices of Baxter. Notice to a Participant or Beneficiary may be hand delivered or mailed to the Participant or Beneficiary at his or her most recent address as listed in the employment records of Baxter. Notices will be deemed given as of the date of delivery or mailing or, if delivery is made by certified or registered mail, as of the date shown on the receipt for registration or certification. Any person entitled to notice hereunder may waive such notice.

9.9Successors.
The provisions of this Plan will bind and inure to the benefit of Baxter, each Employer, the Participants and Beneficiaries, and their respective successors, heirs and assigns. The term successors as used herein will include any corporate or other business entity, which, whether by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of Baxter, and successors of any such corporation or other business entity.
9.10Action by Baxter.
Except as otherwise provided herein, any action required of or permitted by Baxter under the Plan will be by resolution of the Compensation Committee or any person or persons authorized by resolution of the Compensation Committee.
9.11Effect on Benefit Plans.
Amounts paid under this Plan, will not by operation of this Plan be considered to be compensation for the purposes of any benefit plan maintained by any Employer. The treatment of such amounts under other employee benefit plans will be determined pursuant to the provisions of such plans.
9.12Participant Litigation.
In any action or proceeding regarding the Plan, employees or former employees of Baxter or an Employer, Participants, Beneficiaries or any other persons having or claiming to have an interest in this Plan will not be necessary parties and will not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding will be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against Baxter, an Employer, the Administrative Committee, or any member of the Administrative Committee by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to such person of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan will constitute a release of Baxter, each Employer, the Administrative Committee and each member thereof, and their respective agents from any and all liability and obligation not involving willful misconduct or gross neglect.

APPENDIX A

PARTICIPATING EMPLOYERS
Participating Employers in the Plan include all participating Employers in the Baxter International Inc. and Subsidiaries Retirement Savings Plan.

APPENDIX B

SPECIAL DISTRIBUTION PROVISIONS APPLICABLE TO AMOUNTS TRANSFERRED FROM GAMBRO PLANS
Forms of Distribution under the Voluntary Deferral Plan
B.1    The following terms shall govern the manner in which accounts transferred from the Gambro Renal Products, Inc., Voluntary Deferral Plan (“VDP Accounts”) are distributed. In the event of any conflict between the provisions of this Section B.1 and the terms of the Gambro Plan, the terms of the Gambro Plan shall govern and control to the extent required to avoid a violation of Code Section 409A.
(a)    General. VDP Accounts shall be paid out in cash. At the time of the deferral election with respect to a Plan Year, the Participant shall elect a payout alternative for that Plan Year’s Deferral (adjusted for hypothetical investment returns).
(b)    Deferral Elections. The Participant shall make an election to receive or commence receipt of the payout:
(1)    Year One After Retirement: in the year following the Participant’s Retirement (as defined below),
(2)    Year Two After Retirement: in the second year following the Participant’s Retirement (as defined below), or
(3)    Year Certain: for an Initial Deferral Election made by a Participant, in a year certain at least three (3) years after the date the Initial Deferral Election is executed for all Compensation other than a Participant’s Annual Incentive and at least four (4) years after the Initial Deferral Election is executed for a Participant’s Annual Incentive (to the extent that Participant is or was permitted to make an Initial Deferral Election with respect to Participant’s Annual Incentive) and for all other deferral elections, in a year certain at least three (3) years beyond the year for which the deferral election is effective for all Compensation other than a Participant’s Annual Incentive and at least four (4) years beyond the year for which the deferral election is effective for a Participant’s Annual Incentive (to the extent that Participant is or was permitted to make a deferral election with respect to Participant’s Annual Incentive). The election timing provisions described above apply for elections made in 2009 and subsequent Plan Years for deferrals of compensation earned in 2010 and subsequent Plan Years; provided, however, that deferral elections will not be permitted with respect to 2012 (or any subsequent Plan Year) Annual Incentives.
The Participant shall make a deferral election to receive distributions in the form of one (1) lump-sum cash payment or five (5), ten (10), fifteen (15), or twenty (20) annual installments. Any lump-sum cash payment shall be paid in the January of the year specified by the deferral election. If applicable, the first installment payment shall be payable in the January of the year specified by the deferral election and each subsequent installment payment shall be paid each subsequent January until the amount subject to the installment election is paid out in full. Effective January 1, 2009, each installment shall be equal to the remaining balance(s) on January 19 or the first business day following January 19, if January 19 is not a business day, of the portion(s) of the VDP Account (less applicable surrender charges) subject to the deferral election(s), divided by the total number of installments yet to be made (i.e., the denominator in the year of the first of ten installments shall be ten (10), in the year of the second installment shall be nine (9), etc.) with the last installment payment equal to the remaining value. Each payment described in this subparagraph is intended to be a separate payment for purposes of Code Section 409A and Treasury Regulation Section 1.409A-2(b)(2).
(c)    Time and Manner of Payment. The time and manner of payment shall be based on the earliest of the following to occur, as follows:
(1)    Retirement (as defined below):
(i)For amounts deferred in 2010 (excluding Deferral of the Annual Incentive paid in 2010 for the 2009 Plan Year) and subsequent Plan Years, a Participant shall commence receipt of the payout as elected by the Participant in accordance with the payment method(s) designated by the deferral election(s) previously made by the Participant (Year One After Retirement, Year Two After Retirement and/or in a Year Certain).
(ii)For amounts deferred after 2004 and prior to 2010 (including Deferral of the Annual Incentive paid in 2010 for the 2009 Plan Year), payment shall be made in accordance with Section B.1(c)(5) below.
(2)    Becoming Disabled: For amounts deferred in 2005 and subsequent Plan Years, if a Participant becomes Disabled, payment shall be made in accordance with Section B.1(c)(5) below. For amounts deferred prior to 2005, if a Participant becomes Disabled, a lump-sum cash payment of the VDP Account shall be made, or installment payments shall commence and be paid over the period(s) designated by the Participant’s deferral election(s) (if the Participant has attained age fifty-nine and one-half (59-1/2) and so elected), within sixty (60) days following the Participant becoming Disabled.
(3)    Death: In the event of a Participant’s death, a lump-sum cash payment of the VDP Account shall be made, within sixty (60) days following such death.
(4)    Year Certain: In the event a Participant has elected a year certain payout, such Participant shall commence receipt of the payout as elected by the Participant on the deferral election(s) previously made by the Participant in accordance with subparagraph B.1.(b)(3) above

(5)    Other Separation from Service:
(i)    For amounts deferred in 2010 (excluding Deferral of the Annual Incentive paid in 2010 for the 2009 Plan Year) and subsequent Plan Years, if a Participant has a Separation from Service prior to an event described in subparagraphs (1), (2), (3) or (4) above, he or she shall receive a lump-sum cash payment of the VDP Account in January of the year immediately following such Separation from Service; provided, however, that any amount deferred in 2010 or a subsequent Plan Year that is subject to a Year Certain election described in subparagraph B.1(b)(3) (whether or not payment of such amount has commenced) shall continue to be subject to such Year Certain election and shall be paid out in accordance with such Year Certain election.
(ii)    For amounts deferred after 2004 and prior to 2010 (including Deferral of the Annual Incentive paid in 2010 for the 2009 Plan Year), if a Participant has a Separation from Service for any reason other than death, he or she shall receive a lump-sum cash payment of the VDP Account in January of the year immediately following such Separation from Service. Furthermore, if a Participant has commenced installment payments under a Year Certain payout, the remaining installment payments shall be made in the January of the year immediately following such Separation from Service.
(6)    Failure to Make Deferral Election. In the event that a Participant has a Separation from Service and such Participant has not made the deferral election described in Section B.1(b) with respect to all or a portion of his or her VDP Account, such Participant shall receive a lump-sum cash payment of the VDP Account (to the extent of the portion of such VDP Account for which no deferral election has been made) in January of the year immediately following such Separation from Service. A Participant shall be deemed not to have made a deferral election pursuant to subparagraph B.1(b) if payment in accordance with an election or purported election made by the Participant would subject a distribution under this Plan to additional tax or interest under Section 409A of the Code.
(d)    Death. Notwithstanding Sections B.1(b) and (c) above, in the event of a Participant’s death prior to the commencement of distributions or during the installment period, only a lump-sum cash payment of the remaining balance of the entire VDP Account shall be made, within sixty (60) days after such death.
(e)    Certain 2005 Through 2009 Deferrals. Effective January 1, 2009, notwithstanding B.1(c)(1) and (4), any Deferral Sub-account with respect to Deferrals made for the Plan Years 2005 through 2009 (including the Deferral of the Annual Incentive paid in 2010 for the 2009 Plan Year) shall, in the event that a Participant would have received a distribution of such Deferral Sub-account due to Retirement, be paid in a lump-sum cash payment in January of the year immediately following Participant’s Separation from Service (other than a Separation from Service due to death of the Participant). Furthermore, if a Participant has commenced installment payments under a Year Certain payout, the remaining installment payments shall be made in the January of the year immediately following such Separation from Service. This subparagraph B.1(e) does not apply to distributions due to a Participant’s death.
(f)    Amounts Deferred Prior to 2005. For amounts deferred prior to 2005, distributions shall be made in accordance with the Gambro Voluntary Deferral Plan as it existed as of October 3, 2004 which required that a Participant’s deferral accounts shall be paid out in cash and in accordance with a Participant’s deferral election(s) except as provided in the next sentence. If a Participant’s Termination of Service (as defined in the Gambro Voluntary Deferral Plan as it existed as of October 3, 2004) is for any reason other than Retirement (as defined in the Gambro Voluntary Deferral Plan as it existed as of October 3, 2004), he or she shall automatically receive a lump-sum payment in the January of the year immediately following the Participant’s Termination of Service (as defined in the Gambro Voluntary Deferral Plan as it existed as of October 3, 2004). Notwithstanding the foregoing, for amounts deferred prior to 2005, if a Participant becomes Disabled, a lump-sum cash payment shall be made, or installment payments shall commence and be paid over the periods designated by the Participant’s deferral election(s) (if the Participant has attained age fifty-nine and one-half (59-1/2) and so elected), within sixty (60) days of the Participant becoming Disabled.
(g)    For purposes of this Section B.1, “Retirement” means:
(1)effective January 1, 2010, for amounts deferred in 2010 (excluding Deferral of the Annual Incentive paid in 2010 for the 2009 Plan Year) and subsequent Plan Years, a Separation from Service on or after a Participant’s attainment of age fifty-nine and one-half (59-1/2);
(2)for amounts deferred in 2009 (including Deferral of the Annual Incentive paid in 2010 for the 2009 Plan Year), that a Participant has voluntarily had a Separation from Service on or after his attainment of age fifty-nine and one-half (59-1/2);
(3)for amounts deferred after 2004 but prior to 2009, that a Participant has voluntarily terminated employment with the Employer on or after his or her attainment of age fifty-nine and one-half (59-1/2), and does not continue to provide services to the Employer (defined terms in this subparagraph have the meanings as defined in the Gambro Voluntary Deferral Plan (As Amended and Restated January 1, 2005), as subsequently amended), and,
(4)for amounts deferred prior to 2005, the Participant has reached the age of fifty-nine and one-half (59-1/2) and has voluntarily terminated employment with the Employer (defined terms in this subparagraph shall have the meanings as defined in the Gambro Voluntary Deferral Plan as it existed as of October 3, 2004).

Forms of Distribution under the Executive Retirement Plan
B.2    The following terms shall govern the manner in which accounts transferred from the Gambro Renal Products, Inc., Executive Retirement Plan (“GERP Accounts”) are distributed. In the event of any conflict between the provisions of this Section B.2 and the terms of the Gambro Plan, the terms of the Gambro Plan shall govern and control to the extent required to avoid a violation of Code Section 409A.
(a)    GERP Accounts shall be paid out in cash. Upon a Separation from Service which includes a Participant becoming Disabled but excludes a Separation from Service due to the death of the Participant, the Participant shall be paid in a lump-sum equal to the balance of his or her GERP Account as of the date of distribution, but only to the extent such GERP Account is vested. Such payment shall be made on or after January 1 and on or before March 15 of the year following the Participant's Separation from Service (or if the Participant has attained an age equal to or greater than sixty (60) upon his or her Separation from Service, such payment shall be made within sixty (60) days after such Separation from Service), with the exact payment date being at the sole discretion of the Employer.
(b)    Notwithstanding the foregoing, if a Participant dies, Participant's GERP Account shall be distributed in a lump-sum payment equal to the balance of his or her GERP Account as of the date of distribution, but only to the extent such GERP Account is vested, within sixty (60) days following the date Participant died, with the exact payment date being at the sole discretion of the Employer. Notwithstanding the foregoing, if a Participant becomes Disabled, the balance of the Participant's pre-2005 sub-accounts shall be distributed in a lump-sum payment equal to the aggregate balances of such subaccounts as of the date of distribution within sixty (60) days following the date the Participant becomes Disabled.